Exhibit 99.1
Ron Hubbard
Vice President, Investor Relations
P: 615.269.8290
News Release
HEALTHCARE REALTY TRUST PROVIDES SECOND QUARTER BUSINESS UPDATE ON OPERATIONAL AND CAPITAL ALLOCATION MOMENTUM

Multi-tenant new leases signed totaling 432,000 square feet

1H 2024 multi-tenant occupancy gain of 183,000 square feet, above guidance range

Steward Health has paid substantially all rent for June and July

Greater than $1 billion in completed or planned asset sales and JV transactions

$286 million in shares repurchased to date

NASHVILLE, Tennessee, July 8, 2024 - Healthcare Realty Trust Incorporated (NYSE:HR) today provided a second quarter update on its operational and capital allocation momentum.

OPERATIONAL MOMENTUM

In the second quarter, new signed leases totaled 432,000 square feet, the fourth consecutive quarter above 400,000. Multi-tenant absorption in the second quarter was 122,000 square feet. Combined with the first quarter, multi-tenant absorption for the first half of the year was 183,000 square feet, which was above the guidance range of 90,000 to 140,000 square feet provided in the Company’s Multi-tenant Occupancy and NOI Bridge. Over the last three quarters, multi-tenant occupancy has increased 371,000 square feet, representing approximately 110 basis points of positive absorption.

STEWARD HEALTH

Steward Health has paid substantially all rent owed for June and July. In the second quarter, Healthcare Realty expects to reserve approximately $3.0 million of unpaid pre-bankruptcy rent, which includes a portion of March, all of April, and the first five days of May. Rent owed for May following Steward’s bankruptcy filing on May 6th is expected to be paid as part of the outcome of the bankruptcy process.

CAPITAL ALLOCATION MOMENTUM

As previously disclosed, Healthcare Realty has generated approximately $400 million of proceeds from joint venture (JV) and asset sale transactions year-to-date. The Company also has additional asset sales and JV transactions under contract or LOI that are now expected to increase proceeds to over $1 billion. This includes expected proceeds from asset contributions to the Company’s KKR and Nuveen Real Estate JVs. The majority of these transactions are expected to be completed in the third quarter, and proceeds will fund accretive, leverage neutral share repurchases and existing capital commitments.

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Exhibit 99.1

To date, the Company has repurchased 18.0 million shares of its common stock for $286 million at an average price of $15.85 per share. The Company expects the weighted average shares outstanding for the second quarter to be approximately 376.7 million shares, a reduction of 6.7 million shares compared to the first quarter.

“We are making meaningful progress on our capital allocation and operating priorities. We continue to see strong leasing momentum and occupancy gains,” stated Todd Meredith, President and CEO. “Looking ahead, we expect this progress to lead to improved dividend coverage and accelerated FFO growth.”

About Healthcare Realty
Healthcare Realty is a real estate investment trust (REIT) that owns and operates medical outpatient buildings primarily located around market-leading hospital campuses. The Company selectively grows its portfolio through property acquisition and development. As the first and largest REIT to specialize in medical outpatient buildings, Healthcare Realty’s portfolio includes nearly 700 properties totaling over 40 million square feet concentrated in 15 growth markets. Additional information regarding the Company can be found at www.healthcarerealty.com.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty, including its Annual Report on Form 10-K for the year ended December 31, 2023, under the heading “Risk Factors,” and in its Quarterly Reports filed thereafter and in the Company’s other SEC filings. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

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